EXHIBIT 99

NEWS RELEASE

EMC Insurance Group Inc. Announces 2017 Second Quarter Earnings Call and
Access Information

DES MOINES, Iowa (July 7, 2017) - EMC Insurance Group Inc. (NASDAQ:EMCI) (the “Company”), today announced that 2017 second quarter earnings results will be released before the market opens on Tuesday, August 8, 2017. An earnings call will be held at noon Eastern time on that date to provide securities analysts, stockholders and other interested parties the opportunity to hear management discuss the Company’s 2017 second quarter earnings results, as well as its expectations for the remainder of the year.

Teleconference:
Dial-in information for the call has changed from the prior quarter. The new dial-in information for the call is toll-free 1-844-850-0550 (International: 1-412-317-5180).

Webcast:
The teleconference is being webcast and can be accessed live and for replay on the Company’s investor relations page at www.emcins.com/ir. The archived audio webcast will be available for replay for approximately 90 days following the earnings call.

Transcript:
A transcript of the teleconference will be available on the Company’s website soon after the completion of the teleconference.

About EMCI
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company’s common stock trades on the Global Select Market tier of the NASDAQ Stock Market under the symbol EMCI. Additional information regarding the Company may be found at www.emcins.com/ir. EMCI’s parent company is Employers Mutual Casualty Company (EMCC). EMCI and EMCC, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.

Contacts
Investors:                        Media:
Steve Walsh, 515-345-2515                Lisa Hamilton, 515-345-7589
steve.t.walsh@emcins.com                lisa.l.hamilton@emcins.com